Exhibit 10.1

Form of Deferred Compensation Agreement

[See Attached]

FORM OF DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT is made and entered into as of this ________ day of _____________, 20____ by and between ________________ (hereinafter referred to as the “Executive”) and Telephone and Data Systems, Inc. (hereinafter referred to as the “Company”), a Delaware corporation, located at 30 North LaSalle Street, Suite 4000, Chicago, Illinois  60602.

WITNESSETH:

WHEREAS, the Executive serves as [________________________] of the Company, and the Company desires to assure the continued loyalty, service and counsel of the Executive; and

WHEREAS, the Executive desires to defer a portion of his or her compensation until the earlier of the Executive’s separation from service or disability.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.                    Deferred Compensation Account.  The Company agrees to establish and maintain a book reserve (the “Deferred Compensation Account”) for the purpose of measuring the amount of deferred compensation payable under this Agreement.  Credits shall be made to the Deferred Compensation Account as follows:

a)                   Base Pay Deferral.  On each issuance of a payroll check to the Executive of base pay for services performed in the [_________] calendar year or in calendar years thereafter, there shall be deducted an amount equal to (select either (i) or (ii)):    (i) $________ or (ii) _______ percent of such gross base pay.  Such deducted amount will be credited to the Deferred Compensation Account as of the last day of the calendar month in which such check is to be issued.

b)                   Bonus Deferral.  On each issuance to the Executive of a check in full or partial payment of any bonus payable for services performed in the [________] calendar year or in calendar years thereafter, there shall be deducted an amount equal to _______ percent of such gross bonus payment.  Such deducted amount will be credited to the Deferred Compensation Account as of the last day of the calendar month in which such check is to be issued.

c)                   Retroactive Base Pay Increase Deferral.  On each issuance to the Executive of a check in full or partial payment of any retroactive base pay increase (i.e., the amount of money accrued between the date the pay increase was made effective and the date the increase is to be paid) for services performed in the [________] calendar year or in calendar years thereafter, there shall be deducted an amount equal to _______ percent of such gross retroactive base pay increase.  Such deducted amount will be credited to the Deferred Compensation Account as of the last day of the calendar month in which such check is to be issued.

d)                   Interest.  Commencing on [_______________], and on the last day of each calendar month thereafter until the Deferred Compensation Account has been distributed in full, there shall be credited to the Deferred Compensation Account (before any amount is credited for the month then ending pursuant to paragraph 1(a), 1(b) or 1(c)), interest compounded monthly computed at a rate equal to one-twelfth (1/12) of the sum of (i) the average 30-year Treasury Bond rate of interest (as published in Bloomberg.com for the last day of the preceding month) plus (ii) 1.25%.

Monthly reports which specify the amount credited to the Deferred Compensation Account during the previous month (amount deferred plus interest) and the then current balance, shall be provided to the Executive.

e)             Change in Deferral Election.  The Executive at any time may elect, in accordance with procedures established by the Company, to change the deferral amounts or percentages set forth in paragraph 1(a), 1(b) and 1(c) (including an election to cease deferrals under this Agreement), provided that any such election shall apply only to amounts payable with respect to services performed in the calendar year following the calendar year during which such election is made.  For this purpose, base pay payable after the last day of a calendar year solely for services performed during the final payroll period containing the last day of the calendar year shall be treated as base pay for services performed in the calendar year in which the payroll period commenced (as opposed to the calendar year in which the base pay is payable).

2.                    Payment of Deferred Compensation Account.

a)             In General.  At the earlier of the date that the Executive suffers a disability or separates from service for whatever reason, the Executive’s Deferred Compensation Account shall become payable in accordance with the payment method elected by the Executive at the time of execution of this Agreement.  The Executive shall elect in paragraph 2(b) to receive his or her Deferred Compensation Account either in a lump sum or in a designated number of installments, and such election shall be irrevocable.  For all purposes of this Agreement, “disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, which results in the Executive’s (i) inability to engage in any substantial gainful activity or (ii) receipt of income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company or an affiliate thereof.  For all purposes of this Agreement, “separation from service” shall mean a termination of employment with the Company and its affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder).

b)             Election of Payment Method for Deferred Compensation Account (Executive should choose one option):

i)                     _________ Lump Sum Method; or

ii)                   _________ Installment Method.  The amount of each installment shall be equal to one-___________ (cannot be less than one-twentieth) of the Deferred Compensation Account immediately preceding the first installment payment, plus accrued interest compounded monthly for the preceding calendar quarter.

If the Executive fails to make the election requested above in this paragraph 2(b), the Executive shall be deemed to have elected the lump sum method.

Installment payments (to be completed only if item ii) – Installment Method is selected above):

                _____ shall                                                            _____ shall not

be paid or continue to be paid to the Executive’s Designated Beneficiary after the death of the Executive.

If the Executive fails to make the election requested above in this paragraph 2(b), the Executive shall be deemed to have elected that installments not be paid or continue to be paid to the Executive’s Designated Beneficiary after the death of the Executive.

c)             Lump Sum Payment.  In the event that the Executive elects payment of his or her Deferred Compensation Account in a lump sum, such lump sum payment shall be made, subject to paragraph 2(f) below, within thirty (30) days following the date that the Executive suffers a disability or separates from service, as applicable.

d)             Installment Payment.  In the event that the Executive elects payment of his or her Deferred Compensation Account in installments, the Executive must inform the Company of the number of installments he or she wishes to receive.  The installments will be paid quarterly (not to exceed 20 quarters) commencing, subject to paragraph 2(f) below, with the fifteenth day of the calendar quarter following the calendar quarter during which the Executive suffers a disability or separates from service, as applicable.  Subject to paragraph 2(f) below, installments then will be paid on the fifteenth day of each succeeding calendar quarter until the Deferred Compensation Account, which includes interest earned during the installment period, has been paid in full

e)             Death.  If the Executive dies prior to the total distribution of his or her Deferred Compensation Account, the Company shall pay the Executive’s Designated Beneficiary (as determined pursuant to paragraph 3) the balance within the Deferred Compensation Account.  Such payment shall be made in a lump sum within 30 days following the date of the Executive’s death.  However, if at the time of entering into this Agreement, the Executive elected payment in the form of installments, and designated that installments be paid or continue to be paid to his or her Designated Beneficiary after the Executive’s death, then payment to the Designated Beneficiary shall be made or continue to be made in installments in accordance with paragraph 2(d).  If the Executive’s Designated Beneficiary dies before all payments are made, payments shall be made to the beneficiary designated by the Designated Beneficiary in accordance with procedures substantially similar to those set forth in paragraph 3.

f)              Six-Month Payment Delay.  Notwithstanding any provision within this Agreement to the contrary, if the Executive is entitled to payment of his or her Deferred Compensation Account because of the Executive’s separation from service for a reason other than his or her death, no such payment shall be made before the date which is six (6) months and one (1) day after the date of the Executive’s separation from service (or if earlier than the end of such six (6) month and one (1) day period, before the date of the Executive’s death).  The aggregate amount of any payment of the Deferred Compensation Account delayed pursuant to the immediately preceding sentence shall be paid in a lump sum on the first business day coincident with or next following the date that is six (6) months and one (1) day after the date of the Executive’s separation from service, or if earlier, within thirty (30) days following the date of the Executive’s death.

3.                    Designation of Beneficiaries.

a)             In General.  The Executive may designate a beneficiary or beneficiaries to receive any amount payable pursuant to paragraph 2(e) in the event of the Executive’s death (the “Designated Beneficiary”) by executing and filing with the Company during his or her lifetime, a beneficiary designation in the form attached hereto.  The Executive may change or revoke any such designation by executing and filing with the Company during the Executive’s lifetime a new beneficiary designation.

b)                   No Designated Beneficiary.  If all Designated Beneficiaries predecease the Executive, or in the case of corporations, partnerships, trusts or other entities which are Designated Beneficiaries, are terminated or dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Executive’s death, or if the Executive fails to designate a beneficiary, then the following persons in the order set forth below shall receive any amount payable pursuant to paragraph 2(e):

i)                     the Executive’s then living spouse; or if none,

ii)                   the Executive’s then living descendants, per stirpes; or if none,

iii)                  the Executive’s estate.

4.                    Miscellaneous.

a)                   Nonalienable Benefit.  Except as provided in paragraph 2(e), the right of the Executive or any other person to any payment of benefits under this Agreement shall not be alienated, assigned, transferred, pledged or encumbered.

b)                   Payment to Incapacitated Individual.  If the Company shall find that any person to whom any amount is payable under this Agreement is unable to care for his or her affairs because of illness, accident or other reason, including any legal disability, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian or other legal representative), may be made to the spouse, a child, a parent, or a brother or sister of such person, or to any party deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine.  Any such payment shall be a complete discharge of the liability of the Company under this Agreement for such payment.

c)                   Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois to the extent that the latter are not preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other federal law.

d)                   Source of Payment.  The deferred amounts under this Agreement shall be paid from the general funds of the Company, and are unfunded for tax and ERISA purposes.  The Executive is considered to be a general unsecured creditor of the Company (whose claim may be subordinated to those of other creditors of the Company) with regard to the deferred compensation amounts to which this Agreement pertains.  Nothing contained in this Agreement shall be deemed to create a trust of any kind for the benefit of the Executive, or create any fiduciary relationship between the Company and the Executive with respect to any assets of the Company.

e)                   Tax Withholding.  Appropriate amounts shall be withheld from any payment made hereunder or from an Executive’s compensation as may be required for purposes of complying with Federal, state, local or other tax withholding requirements applicable to the amounts deferred hereunder.

f)                    Decisions of Company.  The Company shall have the right to resolve all questions which may arise in connection with this Agreement.  Any interpretation, determination or other action made or taken by the Company regarding this Agreement shall be final, binding and conclusive.  Amounts will be paid hereunder only if the Company decides, in its sole discretion, that the Executive, Designated Beneficiary or other person is entitled to them.

g)                   Severability.  If any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the invalid or unenforceable provision had never been set forth herein.

h)                   Compliance with Section 409A of the Code.  This Agreement is intended to comply with the provisions of Section 409A of the Code and shall be interpreted and construed accordingly.  The Executive and the Company agree to amend this Agreement to the extent necessary in the future to satisfy any requirements of Section 409A of the Code or guidance provided by the Treasury with respect thereto.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed, and the Executive solely shall be responsible for any taxes, interest, penalties or other amounts imposed on the Executive in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TELEPHONE AND DATA SYSTEMS, INC.

By:
Title:

EXECUTIVE

_______________________________________________
[insert name]